Earnings Release February 20, 2014
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2013. For the quarter, distributable cash flow was $34.3 million, down $7.4 million, or 17.7% compared to the fourth quarter of 2012. HEP announced its 37th consecutive distribution increase on January 23, 2014, raising the quarterly distribution from $0.4925 to $0.50 per unit, representing a 6.4% increase over the distribution for the fourth quarter of 2012.
Net income attributable to Holly Energy Partners for the fourth quarter was $19.0 million ($0.19 per basic and diluted limited partner unit) compared to $27.0 million ($0.37 per basic and diluted limited partner unit) for the fourth quarter of 2012. This decrease in earnings is primarily a result of lower pipeline shipments due to reduced crude throughput at HollyFrontier Corporation's ("HFC") Navajo Refinery in the 2013 fourth quarter. Navajo Refinery reduced its crude throughput during the quarter due to previously announced waste water processing constraints.
Commenting on the fourth quarter of 2013, Mike Jennings, Chief Executive Officer, stated, “We are pleased that financial results for the fourth quarter of 2013 allowed us to continue our record of raising our quarterly distribution. As we previously announced, certain unexpected operational constraints at our largest shipper’s New Mexico refinery significantly reduced shipments on our pipelines into and out of that facility during the fourth quarter; these shipments have now returned to normal levels. Despite this event-driven reduction in volumes during the fourth quarter of 2013, our financial results, supported by minimum commitment contracts and sustained strength in crude oil gathering revenues, allowed us to continue our record of raising our quarterly distributions in every quarter since our initial public offering nine years ago.
“As we look forward we believe HEP is well positioned due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier. We believe HEP’s future growth is underpinned by strong industry fundamentals, planned capital projects and our existing long-term fee-based contracts with built-in annual escalators. We plan to continue to pursue opportunities to more fully utilize our existing assets and to seek value creating acquisitions that will add to our asset base.
“We have placed in service certain segments of our previously announced New Mexico crude gathering expansion project, and we expect full completion of the project by August. The segments now in operation will begin contributing to our results during the first quarter of 2014.”
Fourth Quarter 2013 Revenue Highlights
Revenues for the quarter were $77.9 million, a $3.6 million decrease compared to the fourth quarter of 2012. The revenue decrease was due to reduced shipments on our pipelines supporting the Navajo Refinery and a decrease of $2.9 million in previously deferred revenue realized under our guaranteed shipping contracts, partially offset by higher cost reimbursement receipts from HFC. Overall pipeline volumes were down 9% compared to the fourth quarter of 2012.

•
Revenues from our refined product pipelines were $27.9 million, a decrease of $2.7 million primarily due to the effects of reduced shipments by Navajo Refinery and a decrease of $2.3 million in previously deferred revenue realized, partially offset by increased volumes on the UNEV Pipeline and the effect of annual tariff increases. Shipments averaged 174.2 thousand barrels per day (“mbpd”) compared to 182.3 mbpd for the fourth quarter of 2012.

•	Revenues from our intermediate pipelines were $5.4 million, a decrease of $2.1 million primarily due to a decrease of $0.6 million in previously deferred revenue realized and the effects of decreased volumes on pipeline segments supporting the Navajo Refinery. Shipments averaged 114.4 mbpd compared to 115.8 mbpd for the fourth quarter of 2012.

•
Revenues from our crude pipelines were $12.0 million, a decrease of $0.1 million, on shipments averaging 142.7 mbpd compared to 174.4 mbpd for the fourth quarter of 2012. Although volumes were down significantly, revenues benefited from annual tariff increases and minimum billings on certain pipeline segments.

•
Revenues from terminal, tankage and loading rack fees were $32.6 million, an increase of $1.3 million compared to the fourth quarter of 2012. The increase in revenue is due to annual fee increases and higher tank cost reimbursement receipts from HFC, partially offset by lower volumes at the terminals supporting the Navajo Refinery. Refined products terminalled in our facilities decreased to an average of 300.1 mbpd compared to 343.3 mbpd for the fourth quarter of 2012.

Revenues for the three months ended December 31, 2013 include the recognition of $1.7 million of prior shortfalls billed to shippers, as they did not meet their minimum volume commitments within the contractual make-up period. As of December 31, 2013, deferred revenue on our consolidated balance sheet related to shortfalls billed was $12.0 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Year Ended December 31, 2013 Revenue Highlights
Revenues for the year ended December 31, 2013 were $305.2 million, a $12.6 million increase compared to the same period of 2012. This is due principally to the effect of annual tariff increases, higher cost reimbursement receipts from HFC and a $1.5 million increase in previously deferred revenue realized. Overall pipeline volumes were down 2% compared to 2012.

•
Revenues from our refined product pipelines were $108.3 million, an increase of $3.1 million, primarily due to the effect of a $3.3 million increase in previously deferred revenue realized and annual tariff increases. Shipments averaged 170.8 mbpd compared to 170.7 mbpd for the year ended December 31, 2012.

•
Revenues from our intermediate pipelines were $25.4 million, a decrease of $3.1 million, on shipments averaging 128.5 mbpd compared to 127.2 mbpd for the year ended December 31, 2012. The decrease in revenue is due to the effects of a $1.8 million decrease in previously deferred revenue realized and reduced volumes on certain high tariff pipeline segments.

•
Revenues from our crude pipelines were $48.7 million, an increase of $2.9 million, on shipments averaging 161.4 mbpd compared to 171.0 mbpd for the year ended December 31, 2012. Although crude oil pipeline shipments were down, revenues increased due to the annual tariff increases and minimum billings on certain pipeline segments.

•
Revenues from terminal, tankage and loading rack fees were $122.8 million, an increase of $9.8 million compared to the year ended December 31, 2012. This increase is due to annual fee increases and higher tank costs reimbursement receipts from HFC. Refined products terminalled in our facilities decreased to an average of 318.9 mbpd compared to 325.0 mbpd for the year ended December 31, 2012.

Revenues for the year ended December 31, 2013 include the recognition of $7.8 million of prior shortfalls billed to shippers in 2012.
Cost and Expense Highlights
Operating costs and expenses were $47.1 million and $176.6 million for the three months and year ended December 31, 2013, respectively, representing increases of $6.6 million and $22.3 million over the respective periods of 2012. These increases are due to year-over-year increases in maintenance costs, environmental accruals, employee costs, property taxes and depreciation expense (due to asset abandonment charges related to tankage permanently removed from service). Operating expenses for the year ended December 31, 2013 were reduced by $3.5 million due to a net tax refund related to payroll costs over a multi-year period.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1028410.
An audio archive of this webcast will be available using the above noted link through March 6, 2014.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, L.L.C., the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline, L.L.C., a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2013 and 2012.

	Three Months Ended December 31,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$15,523	$20,955	$(5,432)
Affiliates – intermediate pipelines	5,367	7,463	(2,096)
Affiliates – crude pipelines	11,990	12,044	(54)
	32,880	40,462	(7,582)
Third parties – refined product pipelines	12,424	9,658	2,766
	45,304	50,120	(4,816)
Terminals, tanks and loading racks:
Affiliates	29,267	28,700	567
Third parties	3,305	2,612	693
	32,572	31,312	1,260
Total revenues	77,876	81,432	(3,556)
Operating costs and expenses:
Operations	27,355	24,129	3,226
Depreciation and amortization	16,693	14,660	2,033
General and administrative	3,003	1,669	1,334
	47,051	40,458	6,593
Operating income	30,825	40,974	(10,149)

Equity in earnings of SLC Pipeline	588	862	(274)
Interest expense, including amortization	(11,081)	(12,914)	1,833
Interest income	51	—	51
Gain (loss) on sale of assets	(53)	—	(53)
Other income	—	10	(10)
	(10,495)	(12,042)	1,547
Income before income taxes	20,330	28,932	(8,602)
State income tax credit (expense)	108	(83)	191
Net income	20,438	28,849	(8,411)
Allocation of net loss attributable to Predecessors	-	—	—
Allocation of net loss (income) attributable to noncontrolling interests	(1,440)	(1,810)	370
Net income attributable to Holly Energy Partners	18,998	27,039	(8,041)
General partner interest in net income, including incentive distributions(1)	7,485	5,777	1,708
Limited partners’ interest in net income	$11,513	$21,262	$(9,749)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.19	$0.37	$(0.18)
Weighted average limited partners’ units outstanding	58,657	56,782	1,875
EBITDA(2)	$46,613	$54,696	$(8,083)
Distributable cash flow(3)	$34,263	$41,618	$(7,355)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	100,067	116,637	(16,570)
Affiliates – intermediate pipelines	114,389	115,843	(1,454)
Affiliates – crude pipelines	142,713	174,368	(31,655)
	357,169	406,848	(49,679)
Third parties – refined product pipelines	74,098	65,688	8,410
	431,267	472,536	(41,269)
Terminals and loading racks:
Affiliates	225,036	288,203	(63,167)
Third parties	75,057	55,057	20,000
	300,093	343,260	(43,167)
Total for pipelines and terminal assets (bpd)	731,360	815,796	(84,436)

	Year Ended December 31,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$66,441	$67,682	$(1,241)
Affiliates – intermediate pipelines	25,397	28,540	(3,143)
Affiliates – crude pipelines	48,749	45,888	2,861
	140,587	142,110	(1,523)
Third parties – refined product pipelines	41,837	37,521	4,316
	182,424	179,631	2,793
Terminals, tanks and loading racks:
Affiliates	111,781	103,472	8,309
Third parties	10,977	9,457	1,520
	122,758	112,929	9,829
Total revenues	305,182	292,560	12,622
Operating costs and expenses:
Operations	99,444	89,242	10,202
Depreciation and amortization	65,423	57,461	7,962
General and administrative	11,749	7,594	4,155
	176,616	154,297	22,319
Operating income	128,566	138,263	(9,697)

Equity in earnings of SLC Pipeline	2,826	3,364	(538)
Interest expense, including amortization	(47,010)	(47,182)	172
Interest income	161	—	161
Loss on early extinguishment of debt	—	(2,979)	2,979
Gain on sale of assets	1,810	—	1,810
Other income	61	10	51
	(42,152)	(46,787)	4,635
Income before income taxes	86,414	91,476	(5,062)
State income tax expense	(333)	(371)	38
Net income	86,081	91,105	(5,024)
Allocation of net loss attributable to Predecessors	—	4,200	(4,200)
Allocation of net loss attributable to noncontrolling interests	(6,632)	(1,153)	(5,479)
Net income attributable to Holly Energy Partners	79,449	94,152	(14,703)
General partner interest in net income, including incentive distributions(1)	(27,523)	(22,450)	(5,073)
Limited partners’ interest in net income	$51,926	$71,702	$(19,776)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.88	$1.29	$(0.41)
Weighted average limited partners’ units outstanding	58,246	55,696	2,550
EBITDA(2)	$192,054	$194,242	$(2,188)
Distributable cash flow(3)	$146,579	$153,125	$(6,546)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	107,493	107,509	(16)
Affiliates – intermediate pipelines	128,475	127,169	1,306
Affiliates – crude pipelines	161,391	171,040	(9,649)
	397,359	405,718	(8,359)
Third parties – refined product pipelines	63,337	63,152	185
	460,696	468,870	(8,174)
Terminals and loading racks:
Affiliates	255,108	271,549	(16,441)
Third parties	63,791	53,456	10,335
	318,899	325,005	(6,106)
Total for pipelines and terminal assets (bpd)	779,595	793,875	(14,280)

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $7.3 million and $5.3 million for the three months ended December 31, 2013 and 2012, respectively, and $26.5 million and $21.0 million for the years ended December 31, 2013 and 2012, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$18,998	$27,039	$79,449	$94,152
Add (subtract):
Interest expense	10,551	11,111	44,041	40,141
Interest income	(51)	—	(161)
Amortization of discount and deferred debt charges	530	530	2,120	1,946
Loss on early extinguishment of debt	—	—	—	2,979
Increase in interest expense – non-cash charges attributable to interest rate swap settlement amortization	—	1,273	849	5,095
State income tax	(108)	83	333	371
Depreciation and amortization	16,693	14,660	65,423	57,461
Predecessor depreciation and amortization	—	—	—	(7,903)
EBITDA	$46,613	$54,696	$192,054	$194,242

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$18,998	$27,039	$79,449	$94,152
Add (subtract):
Depreciation and amortization	16,693	14,660	65,423	57,461
Predecessor depreciation and amortization	—	—	—	(7,903)
Amortization of discount and deferred debt charges	530	530	2,120	1,946
Increase in interest expense - non-cash charges attributable to interest rate swap settlement amortization	—	1,273	849	5,095
Loss on early extinguishment of debt	—		—	2,979
Billed crude revenue settlement	—	918	918	3,670
Increase (decrease) in deferred revenue related to minimum revenue commitments	62	(1,271)	3,686	462
Maintenance capital expenditures*	(2,126)	(1,763)	(8,683)	(5,649)
Other non-cash adjustments	106	232	2,817	912
Distributable cash flow	$34,263	$41,618	$146,579	$153,125

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	December 31,	December 31,
	2013	2012
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$6,352	$5,237
Working capital (deficit)	$(6,604)	$11,826
Total assets	$1,382,508	$1,394,110
Long-term debt	$807,630	$864,674
Partners' equity(4)	$369,446	$352,653

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511